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                                                                     Exhibit (l)

                 [Ohio National Financial Services Letterhead]


                                                               November 25, 1998


John J. Palmer, President
Dow Target Variable Fund LLC
One Financial Way
Cincinnati, Ohio 45242

Re:  Subscription of Membership Interests
     Dow Target Variable Fund LLC Portfolios


Dear John:

The Ohio National Life Insurance Company, on Ohio corporation, hereby subscribes to 100 membership interests in each of the twelve portfolios of Dow Target Variable Fund LLC (those being the January, February, March, April, May, June, July, August, September, October, November and December Portfolios, respectively) for a total consideration of $12,000, representing, $1,000 for each said portfolio. The consideration for these membership interests shall be tendered on or before January 4, 1999.

The undersigned subscriber declares its intentions to purchase the said interests for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned's property shall be and remain in its control at all times.



                                   THE OHIO NATIONAL LIFE INSURANCE COMPANY

                                   By /s/ Joseph P. Brom
                                      ------------------------------------------
                                      Joseph P. Brom, Senior Vice President, and
                                      Chief Investment Officer